Exhibit 10(aa)

CYBEX INTERNATIONAL, INC.

STOCK OWNERSHIP REQUIREMENTS POLICY

The purpose of this Stock Ownership Requirements Policy (“Policy”) is to set forth the policy of Cybex International Inc. (the “Company”) regarding requisite levels of ownership of the Company’s Common Stock by Company officers who contribute significantly to the performance of the Company, with the objective of more closely aligning the interests of such officers with the long-term interests of the Company’s shareholders.

I. Definitions

“Committee” means the Compensation Committee of the Board of Directors of the Company, or such other Committee of the Board of Directors of the Company as the Directors shall designate as being responsible for the administration of this Policy.

“Common Stock” means the common stock, par value $.10 per share, of the Company.

“Covered Officers” means Senior Executives who are Named Executive Officers.

“Market Price” means, with reference to the Common Stock, for any Trading Day, the last reported sale price of the Common Stock as reported on the American Stock Exchange or, if different, the principal exchange or quotation system on which the Common Stock is then listed or traded.

“Market Value” means, with reference to the Common Stock as of any Measurement Date, the average Market Price of the Common Stock for the last five Trading Days of such fiscal year.

“Measurement Date” means, for any fiscal year of the Company, the last Trading Day of such fiscal year.

“Ownership Ratio” of a Covered Officer as of any Measurement Date means the sum of (a) the aggregate of the Market Value of the Common Stock beneficially owned by such employee as of such date, including any vested or unvested shares of Common Stock directly or indirectly owned pursuant to any employee benefit plan of the Company (but excluding any shares that are subject to unexercised options), and (b) the value of any restricted stock grants issued to such employee as of such date whether vested or unvested; such sum to be divided by the base salary of the Covered Officer on the Measurement Date.

“Named Executive Officer” means the Chief Executive Officer and the other executive officers of the Company who are listed as Named Executive Officers in the Company’s most recent proxy statement.

“Stock Ownership Requirement Ratio” for a Covered Officer means the ratio noted on the chart included in Section IV opposite the relevant classification for the Covered Officer.

“Trading Day” means any day on which the principal exchange or quotation system on which the Common Stock is listed or traded is open for trading.

II. Stock Ownership Requirements

Commencing in respect of fiscal year 2005 and continuing for each fiscal year of the Company during which this policy remains in effect, on each Measurement Date the Ownership Ratio for each Covered Officer shall equal or exceed such Covered Officer’s Stock Ownership Requirement Ratio.

III. Compliance and Administration

1.	Each Covered Officer’s Ownership Ratio shall be determined by the Committee as of each Measurement Date. In connection therewith, the Committee may request each Covered Officer to certify in writing his/her holdings of Common Stock as of each such date and furnish such additional information as the Committee may determine is necessary or appropriate in connection with its administration of this Plan.

Company management and the Committee will monitor compliance with this Policy and the Committee in its sole discretion will make all decisions and determinations related hereto.

2.	If a Covered Officer’s Ownership Ratio as of any particular Measurement Date equals or exceeds his/her Stock Ownership Requirement Ratio, then such Covered Officer will have no further obligations with respect to this Policy other than to maintain an Ownership Ratio at all times thereafter that equals or exceeds his/her Stock Ownership Requirement Ratio.

3.	If a Covered Officer’s Ownership Ratio as of any particular Measurement Date does not equal or exceed his/her Stock Ownership Requirement Ratio, and it is determined that the Covered Officer has not made a bona fide effort to reach his/her Stock Ownership Requirement to comply with this policy, such Covered Officer may have future bonuses, stock options and/or restricted stock grants reduced or eliminated as determined by and in the sole discretion of the Committee.

Covered Officers that are subsequently hired or become for the first time a Named Executive Officer will be advised of this policy and given an appropriate time horizon to achieve their Stock Ownership Requirement Ratio.

Exceptions to this Policy may be made by the Committee as it deems fit for Covered Officers that do not meet their Stock Ownership Requirement Ratio due to financial hardship or for other reasons acceptable to the Committee in its sole discretion.

4.	The Board of Directors of the Company shall have the right to modify, amend or repeal this Policy at any time as it in its dole discretion deems appropriate.

IV.	Stock Ownership Requirement Ratio

Position	Stock Ownership Requirement Ratio
	By 12/31/2006	By 12/31/2007	By 12/31/2009 & Thereafter
Chief Executive Officer	50%	100%	200%
Other Named Executive Officers	25%	50%	100%

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